Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A of The Oak Companies, Inc. of our report dated July 10, 2026, with respect to the financial statements of Red Oak Capital Holdings, LLC and its Subsidiaries as of December 31, 2025 and 2024, and for the years then ended.

/s/ CohnReznick LLP

Baltimore, Maryland

August 18, 2026